                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                  7-ELEVEN, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                 7-ELEVEN, INC.

      2711 NORTH HASKELL AVENUE   -  BOX 711   -  DALLAS, TEXAS 75221-0711

                                          March xx, 2000

Dear 7-Eleven Shareholder:

    We invite you to attend the Annual Meeting of Shareholders of 7-Eleven, Inc. on Wednesday, April 26, 2000, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Auditorium, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas. If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. A map of Cityplace is included on the outside back cover of the attached Proxy Statement showing entrances to the parking garage. This booklet contains the formal Notice of Annual Meeting and the Proxy Statement. The Proxy Statement tells you about the proposals being presented to the shareholders for consideration at this meeting and also provides additional important information about the procedures for the meeting.

    At this meeting you will be voting on the election of thirteen directors, ratification of the selection of auditors, and an amendment to the Company's Articles of Incorporation to effect a one-for--xxx reverse stock split of the Company's Common Stock.

    As described in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, and FOR each of the other items presented.

    A copy of 7-Eleven's 1999 Annual Report is being sent to you along with this Proxy Statement and Notice of Annual Meeting. As always, we appreciate your continued interest in 7-Eleven.

    Please complete, sign and mail the enclosed proxy card as soon as possible so that your vote will be counted at the meeting.

                                          Sincerely,

                                          Clark J. Matthews, II
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                          SECRETARY AND DIRECTOR

                                 7-ELEVEN, INC.
                           2711 NORTH HASKELL AVENUE
                                    BOX 711
                            DALLAS, TEXAS 75221-0711

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2000

                            ------------------------

To the Shareholders of
  7-ELEVEN, INC.:

    The Annual Meeting of Shareholders of 7-Eleven, Inc. (the "Company") will be held on Wednesday, April 26, 2000, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

    1.  To elect thirteen directors to serve for the ensuing year;

    2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be the independent auditors of the Company for the year 2000;

    3. To consider and vote upon the approval of Articles of Amendment to the Company's Second Restated and Amended Articles of Incorporation to amend Article Four to effect a one-for-xxx reverse stock split of the Company's Common Stock, $.0001 par value (the "Common Stock"); and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business Friday, March 3, 2000, will be entitled to receive notice of, and to vote at, the meeting.

    Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON IT, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BOXES, AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Clark J. Matthews, II
                                          SECRETARY

Dallas, Texas
March xx, 2000

                IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                                 7-ELEVEN, INC.
                           2711 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2000
         DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH XXX, 2000

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The Board of Directors of 7-Eleven, Inc. (the "Company" or "7-Eleven") is soliciting the accompanying proxy for use at the Annual Meeting of Shareholders to be held April 26, 2000, and at any adjournments thereof. The Company's officers and directors who held office during the last fiscal year, as well as nominees and associates of any of the aforementioned persons, do not have any interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this Proxy Statement.

    The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please indicate that by marking the appropriate space on the proxy card. Unless you revoke your proxy or indicate a contrary instruction on the proxy, each properly executed proxy will grant authority to vote and it will be voted for the election of thirteen directors, for ratification of the appointment of the accounting firm of PricewaterhouseCoopers LLP to be the independent auditors of the Company for 2000 and for approval of the proposed amendment to Article Four of the Company's Second Restated and Amended Articles of Incorporation to effect a one-for-xxx reverse stock split. Any shareholder may revoke a previously submitted proxy by giving written notice of revocation to the Company at any time prior to the meeting or by advising the Inspector of Election of the revocation at the meeting; however, presence at the meeting will not automatically revoke the proxy and revocation during the meeting will not affect any votes previously taken. The signing of the proxy grants discretionary authority to vote upon matters which may properly come before the meeting from the floor or if we do not know about the matters in time to give you additional notice. We are not aware that any matter other than those described in this Proxy Statement will be presented, except approval of the minutes of the 1999 Annual Meeting of Shareholders.

    The cost of soliciting proxies will be paid by 7-Eleven. 7-Eleven has retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at an estimated cost of $2,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Solicitation may also be made by officers and regular employees of 7-Eleven, without additional compensation, by use of the mails, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

    Shareholders of record as of the close of business March 3, 2000 are entitled to notice of, and to vote at, the meeting. At the record date there were 410,112,375 shares of common stock, $.0001 par value (the

"Common Stock"), outstanding and entitled to vote, the only class of voting securities of the Company outstanding, and there were 3,999 record holders on such date. Each outstanding share is entitled to one vote.

    With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote in such election at the meeting. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting.

    Cumulative voting is not permitted for the election of directors or on any other matter. In addition, an abstention from voting or a broker non-vote will be counted toward determining the presence of a quorum, but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" any other item being voted upon.

OTHER INFORMATION

    THE COMPANY'S RESTRUCTURING. On October 24, 1990, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Northern District of Texas, Dallas Division (Case No. 390-37119-HCA-11). In accordance with the Company's Plan of Reorganization (the "Plan of Reorganization") IYG Holding Company ("IYG"), which is jointly owned by Ito-Yokado Co., Ltd. ("Ito-Yokado") and Seven-Eleven Japan Co., Ltd. ("Seven-Eleven Japan"), acquired, for an aggregate purchase price of $430 million in cash, approximately 70% of the Company's outstanding Common Stock following the consummation of the Plan of Reorganization. As of the record date for this meeting, IYG owned shares of the Common Stock, representing 65.09% of the shares entitled to vote at this meeting.

    On March 1, 2000, IYG signed a Subscription Agreement to acquire an additional 113.7 million newly issued shares of Common Stock. This transaction
closed on March   , 2000. Therefore, the number of shares outstanding and
entitled to vote on the record date does not include these additional shares. IYG's ownership is now approximately 72% of the total number of issued and outstanding shares. See "Security Ownership of Certain Beneficial Owners," below.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    The Board of Directors has set the number of directors to be elected at this meeting at thirteen, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or until his earlier death, removal or resignation or until his successor is duly elected and qualified.

    Although there is currently no agreement that controls the composition of the Board of Directors, the fact that IYG owns over 65% of the Company's outstanding common stock (see "Security Ownership of Certain Persons" below) means that IYG can control the composition of the Company's Board of Directors. The nominees for election as directors for 2000 have been nominated by resolution adopted by the current Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1999, there were three meetings of the Board of Directors.

    The Board of Directors has an Audit Committee, which was composed of three directors in 1999: Mr. Chai, who served as Chairman, Mr. Fernandes, and Dr. Pacholder. The Audit Committee met eight times during 1999. The functions of the Audit Committee include: recommending the engagement of independent auditors for the Company and reviewing with them the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed, as well as reviewing the engagement of the independent auditors to perform nonaudit services and the effect, if any, this may have on their independence; reviewing with the Company's internal auditors the plan, scope and results of their operations; discussing with management, the independent auditors and the internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance; reviewing the Company's accounting and financial reporting principles, policies and practices; and reviewing, prior to publication, the annual audited financial statements as well as such other Company financial information or releases as the Committee deems desirable. The Audit Committee also undertakes such other duties as may be assigned to it by the Board of Directors.

    At the end of 1999 both the SEC and Nasdaq adopted new rules relating to Audit Committees. Under the new rules, members of the Committee must be able to read and evaluate financial statements and must be "independent" as defined in the rules. The Company believes that each of the members of the Audit Committee understands and can read and evaluate financial statements. Moreover, each member of the Committee has at some time been, and each currently is, serving as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial decision-making.
Mr. Fernandes and Dr. Pacholder are "independent" directors as defined in the rules. Mr Chai is an executive officer of ITOCHU International and ITOCHU Corporation. These companies own an interest in two companies that do business with 7-Eleven. These relationships may create a question about Mr. Chai's classification as an "independent" director. The rules allow the Board of Directors to make a determination that one member of the Committee who is not "independent" can remain on the Committee because it is in the Company's best interests. The Board of Directors will meet in April, following the Annual Meeting. At that meeting, the Board will have the opportunity to determine if it is in the Company's best interests to keep Mr. Chai on the Committee. The Company expects that the Board will vote to keep Mr. Chai on the Audit Committee.

    The new rules also require the Audit Committee to adopt a written charter. The Company's Board of Directors adopts resolutions each year setting forth the Committee's responsibilities. The Committee has now adopted a formal charter, attached to this Proxy Statement as Appendix A, and will present the charter to the full Board of Directors for approval and adoption at the April meeting.

    The Board of Directors has a Compensation and Benefits Committee, composed of three directors: Mr. Suzuki, who served as Chairman, Mr. Fernandes and Mr. Otsuka. During 1999 the Compensation and Benefits Committee did not meet and actions which would have been taken by the Committee, such as the granting of stock options, were taken by the full Board of Directors. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Compensation and Benefits Committee.)

    The Board of Directors does not have a Nominating Committee.

    During 1999, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

REPORT OF AUDIT COMMITTEE

    During 1999, the Company's Audit Committee met eight times. At these meetings the Audit Committee reviewed and discussed the audited financial statements and the conduct of the audit with management and the independent auditors.

    In addition, in connection with the Committee's review of the Company's 1999 financial statements, the Committee discussed with the independent auditors the matters required to be discussed by Statements of Auditing Standards Nos. 61 and 89, including, among other things, the auditor's responsibility under generally accepted auditing standards, any significant accounting policies (particularly as they relate to unusual transactions), management judgments and accounting estimates and fees paid to the independent auditors for consulting services.

    In January 2000, the independent auditors presented the Committee Chairman with a written letter containing the disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This letter was discussed by the Committee with the independent auditors at its January 21, 2000 meeting. After this discussion, the Committee considered the qualifications of the independent auditors and decided to recommend to the full Board of Directors that the firm be engaged as the Company's independent auditors for fiscal year 2000.

    In March 2000, after completion of the year-end financial reporting work and drafting of the financial statements by the Company's financial management and the completion of the independent audit of those financial statements by the independent auditor, the Committee reviewed in detail the Company's audited consolidated financial statements for 1999, and recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 1999 to be filed with the Commission prior to March 30, 2000.

Jay Chai, Chairman

Gary Fernandes

Asher O. Pacholder

COMPENSATION OF DIRECTORS

    The compensation for members of the Board of Directors is established by resolution adopted by the Board. The annual fee for a director who is a non-employee of the Company, Ito-Yokado or Seven-Eleven Japan is set at $30,000 a year, plus $1,000 for attendance at each Regular or Special Meeting of the Board or of any Board Committee of which the director is a member, including meetings held by means of conference telephone or similar communications equipment. Participation in any Committee meeting while in attendance at a Board or other Committee meeting or the signing of any consent in lieu of holding a meeting, is not deemed attendance at a meeting for purposes of compensation. The annual fee for a director who is an employee of Ito-Yokado, or of Seven-Eleven Japan is set at $18,000 a year. The Chairman of the Audit Committee receives an additional fee of $5,000 a year. During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director's fees in shares of Common Stock, instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are employees of the Company receive only their compensation as an employee and no director's fees for their service on the Board or any committee thereof.

    In addition, as described elsewhere herein, Mr. Ashida is paid $138,000 per year, inclusive of the director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura is a Senior Vice President of 7-Eleven and receives compensation from 7-Eleven for his service as a director and officer of the Company pursuant to the terms of an agreement entered into in 1997 concerning his service (see "Proposal 1. Election of Directors--Information About Nominees," below, for additional details concerning Mr. Ashida's and Mr. Asakura's compensation).

                       PROPOSAL 1.  ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES

    The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 1, 2000, of each person nominated, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information regarding compensation paid to certain directors of the Company.

                                      POSITION WITH 7-ELEVEN, PRINCIPAL OCCUPATION  YEAR FIRST ELECTED
NAME                         AGE        AND BUSINESS EXPERIENCE PAST FIVE YEARS          DIRECTOR
----                       --------   --------------------------------------------  ------------------
Masatoshi Ito............     75      Chairman of the Board and Director(1)         1991
Toshifumi Suzuki.........     67      Vice Chairman of the Board and Director(2)    1991
Clark J. Matthews, II....     63      President, Chief Executive Officer,           1981-1987 and 1991
                                      Secretary and Director(3)
Yoshitami Arai...........     68      Director(4)                                   1991
Masaaki Asakura..........     57      Senior Vice President; Director(5)            1997
Timothy N. Ashida........     60      Director(6)                                   1991
Jay W. Chai..............     66      Director(7)                                   1991
Gary J. Fernandes........     56      Director(8)                                   1991
Masaaki Kamata...........     60      Director(9)                                   1991
James W. Keyes...........     44      Executive Vice President and Chief Operating  1997
                                      Officer; Director(10)
Kazuo Otsuka.............     53      Director(11)                                  1991
Asher O. Pacholder.......     62      Director(12)                                  1991
Nobutake Sato............     61      Director(13)                                  1991

------------------------

 (1) Chairman of the Board and Director of the Company since March 5, 1991. Director and Honorary Chairman of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan
     Co., Ltd., as well as other companies. Ito-Yokado Co., Ltd. is one of Japan's leading diversified retailing companies which, together with its subsidiaries and affiliates, operates superstores, convenience stores, department stores, supermarkets, specialty shops and discount stores. President of Ito-Yokado Co., Ltd. from 1958 to 1992. Chairman of Seven-Eleven Japan Co., Ltd. from 1978 to 1992, and President from 1973 to 1978. Chairman of Denny's Japan Co., Ltd. from 1981 to 1992, and President from 1973 to 1981. Chairman of Famil Co., Ltd. since 1986. Chairman of York Mart Co., Ltd. since 1979. Chairman of Robinson's Japan Co., Ltd. since 1995. Chairman of Maryann Co., Ltd. since 1977. President of Oshman's Japan Co., Ltd. since 1984. Statutory Auditor of Steps Co., Ltd. since 1992. Chairman of York-Keibi Co., Ltd. since 1989. President of Union Lease
     Co., Ltd. since 1985. Statutory Auditor of Daikuma Co., Ltd. since 1982. Chairman of Marudai Co., Ltd. since 1989. Director of Seven-Eleven (Hawaii), Inc. since 1989. Chairman of Umeya Co., Ltd. since 1981. Director of Shop America Limited since 1990. Director and Chairman of the Board of IYG Holding Company since 1990.

 (2) Vice Chairman of the Board and Director of the Company since March 5, 1991. President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October, 1992 and Director since 1971; Executive Vice President from 1985 to 1992; Senior Managing Director from 1983 to 1985; Managing Director from 1977 to 1983; employee since 1963. Chairman of the Board and Chief Executive Officer of Seven-Eleven Japan Co., Ltd. since October, 1992 and Director since 1973; President from 1975 to 1992; Senior Managing Director from 1973 to 1975. Statutory Auditor of Robinson's Japan Co., Ltd. since 1984. Chairman of Daikuma Co., Ltd. since 1985. President of Seven-Eleven (Hawaii), Inc. since 1989. President of Shop America Limited since 1990. President and Director of IYG Holding Company since 1990.

 (3) Director of the Company since March 5, 1991, and from 1981 until 1987; President and Chief Executive Officer since March 5, 1991 and Secretary since April 26, 1995; Executive Vice President (or Senior Executive Vice President) and Chief Financial Officer from 1979 to 1991; Vice President and General Counsel from 1973 to 1979; employee since 1965. The Company has announced that Mr. Matthews will be retiring from the position of President and Chief Executive Officer, effective April 30, 2000. (See Compensation of Directors and Executive Officers--Arrangements Related to Termination of Employment," below.)

 (4) Director of the Company since March 5, 1991. Chairman of the Board of Systems International Incorporated, a consulting firm for international joint-ventures, licensing and investment arrangements, since 1977 and President from 1970 to 1977. President of Tokyu Hotels International from 1977 to 1989. Chairman of Catalina Pacific Media L.L.C. Director of Entry Strategies Inc., Industrial Suppliers S.A., Pacific Media K.K. and Parallel Inc. Member of Pacific Basin Economic Council and other international non-profit organizations. Senior Advisor, Welsh Development Agency, a British government organization, since 1996.

 (5) Director of the Company since April 23, 1997, and Senior Vice President since May 1, 1998; General Manager and Overseas Liaison, Planning Department, Seven-Eleven Japan Co., Ltd., from 1995 to present; Director since 1991, and Executive Vice President and General Manager, Seven-Eleven (Hawaii), Inc., from 1991 to 1994; employee of Seven-Eleven Japan since 1976. In connection with Mr. Asakura's employment with the Company and service on the Board of Directors, he and his family relocated to Dallas, Texas. Relocation and moving expenses were paid by the Company. In addition, Mr. Asakura received compensation from 7-Eleven of $193,000 in 1999, plus a housing allowance from the Company and the use of a company-leased car. Mr. Asakura's annual compensation is now $200,000. The Company also reimbursed him for his US resident tax liability on the value of these benefits. As an employee of the Company, he is not entitled to receive any additional director's fees for his service on the Board of Directors. Mr. Asakura and his family are eligible to participate in the Company's group medical and dental plans, but, pursuant to the conditions of his employment, Mr. Asakura is not eligible to participate in other benefit plans (such as Annual Performance Incentive, Stock Incentive or Performance Plans).

 (6) Director of the Company since March 5, 1991. President of A.K.K. Associates, Inc., a consulting firm for Japanese/American investments, in Glendale, California, since 1972. Director of Seven-Eleven Japan Co., Ltd. since 1991; General Manager, Far East Division of Travel Systems International in Los Angeles from 1969 to 1972. Interpreter/Technical Coordinator at Kawaguchi Tour Services in Los Angeles from 1966 to 1969. Mr. Ashida has entered into an "Independent Consultant's Agreement" with the Company pursuant to which (as amended in 1995) he is paid $11,500 per month to serve as liaison with the Board of Directors. This fee is inclusive of any director's fees to which he would otherwise be entitled.

 (7) Director of the Company since March 5, 1991. Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. (formerly known as C. Itoh & Company (America) Inc.) since April 1991; Chief Operating Officer from 1989 to 1991; Executive Vice President from 1986 to 1991; Senior Vice President from 1982 to 1985; Director since 1983. Executive Vice President of ITOCHU Corporation (formerly C. Itoh & Co., Ltd.), a Japanese trading company, since July 1993; Senior Managing Director from 1991 to 1993; Managing Director from 1989 to 1991; Director from 1986 to 1989. Managing Director with Representation Rights, ITOCHU Corporation, since 1989. Director of Isuzu Motors Limited since 1984. Strategic Planning Advisor with General Motors Corporation throughout 1982.

 (8) Director of the Company since April 11, 1991. Chief Executive Officer, GroceryWorks.com, since January, 2000, a privately owned, home fulfillment internet service with warehouse and distribution facilities, currently enabling people to order groceries over the internet. Partner, Convergent

     Partners, Ltd., a venture capital partnership, from January, 1999 to December, 1999. Director of John Wiley & Sons, Inc. since April 1988 and of Paging Network, Inc., since March 1999. Previously Vice Chairman of Electronic Data Systems Corporation ("EDS"), an information technology service company, from 1996 to 1998, Senior Vice President from 1984 to 1996, and Director from 1981 to 1998. Director and Chairman of the Board of A.T. Kearney, Inc. from September 1995 to 1998. Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

 (9) Director of the Company since March 5, 1991. Director, since 1978, and Vice Chairman of Seven-Eleven Japan Co., Ltd. since 1997; Executive Vice President from 1992 to 1997; Senior Managing Director from 1989 to 1992; Managing Director from 1985 to 1989; employee since 1973. Director, since 1989, and President of Seven-Eleven (Hawaii), Inc. since 1992. Director and Treasurer of IYG Holding Company since 1990.

 (10) Director of the Company since April 23, 1997; Executive Vice President and Chief Operating Officer since May 1, 1998; Chief Financial Officer from May 1, 1996; Senior Vice President, Finance, from June 1993 to
      April 1996; Vice President, Planning and Finance, from August 1992 to
      June 1, 1993; Vice President and/or Vice President, National Gasoline, from August 1991 to August 1992; General Manager, National Gasoline, from 1986 to 1991; employee of the Company since 1985. The Company has announced that Mr. Keyes will be promoted to the position of President and Chief Executive Officer, effective May 1, 2000.

 (11) Director of the Company since March 5, 1991. General Manager, Corporate Development, Ito-Yokado Co., Ltd., since 1986; Manager, Corporate Development from 1982 to 1986; Assistant to Mr. Masatoshi Ito, President and Chief Executive Officer, from 1978 to 1982; employee of Ito-Yokado Co., Ltd. since 1975. Assistant Secretary of IYG Holding Company since 1990.

 (12) Director of the Company since March 5, 1991. Chairman of the Board and Chief Financial Officer, ICO, Inc., an oil field service company, since February 1995; Chairman of the Board and Managing Director of Pacholder Associates, Inc., an investment advisory firm, since 1984. Director of TC/ GP, Inc., and USF&G Pacholder Fund, Inc.

 (13) Director of the Company since March 5, 1991. Director, since 1977 and Executive Vice President, Ito-Yokado Co., Ltd., since 1993, Executive Vice President and Chief Financial Officer, from 1996 to 1998; Senior Managing Director from 1985 to 1993; Managing Director from 1983 to 1985; Director from 1977 to 1983; employee since 1964. Director of Denny's Japan
      Co., Ltd. since 1973, Maryann Co., Ltd. since 1982, Oshman's Japan
      Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. President of Urawa Building Co., Ltd. since 1985, Nitsu Systems Kaihatsu Co., Ltd. since 1986 and Waiaru Kaihatsu Co., Ltd. since 1988. Director and Vice President of IYG Holding Company since 1990.

    Each of the nominees presented for election has been recommended by the Board of Directors. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    At March 3, 2000, the record date for the Annual Meeting, the Company was aware of the following beneficial owners of 5% or more (as determined under the applicable rules of the Securities and Exchange Commission) of the Company's shares of Common Stock (the only class of voting security of the Company). As of the record date 410,112,375 shares of Common Stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which IYG, Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next sixty days, but which are not currently outstanding.

                               NAME AND ADDRESS            AMOUNT AND NATURE OF
TITLE OF CLASS                OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP       PERCENT OF CLASS
--------------        -----------------------------------  --------------------       ----------------
Common Stock,
 $.0001 par
 value.............   IYG Holding Company                   380,622,144 Shares(a)(b)        72.68%(b)
                      4-1-4, Shibakoen
                      Minato-ku, Tokyo Japan 105

Common Stock,
 $.0001 par
 value.............   Ito-Yokado Co., Ltd.                   36,777,078 Shares(c)            8.23%(c)
                      4-1-4, Shibakoen
                      Minato-ku, Tokyo Japan 105

Common Stock,
 $.0001 par
 value.............   Seven-Eleven Japan Co., Ltd.           35,334,839 Shares(c)            7.94%(c)
                      4-1-4, Shibakoen
                      Minato-ku, Tokyo Japan 105

------------------------

(a) IYG Holding Company is a Delaware corporation, created specifically for the purpose of purchasing shares of Common Stock of the Company issued in connection with consummation of the Company's Plan of Reorganization and as contemplated therein and in the Stock Purchase Agreement (see "Other Information," above). It is a jointly owned subsidiary of Ito-Yokado
    Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51%, and Seven-Eleven Japan owns 49%, of IYG's outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the officers and directors of IYG (see "Security Ownership of Management" and "Information About Nominees"). They each, individually, disclaim beneficial ownership of the shares held by IYG.

(b) As required by the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the numbers shown in this table include shares of common stock acquirable by IYG pursuant to a Subscription Agreement executed on March 1, 2000. IYG will acquire 113,684,211 shares of newly issued Common Stock for $540 million ($4.75 per share). This transaction is expected to close by mid-March. The additional shares are added to both the numerator and denominator in determining the percentage owned by IYG.

(c) As required by the rules and regulations under the Exchange Act, the numbers shown in this table include shares of Common Stock acquirable by Ito-Yokado (36,777,078 shares) and Seven-Eleven Japan (35,334,839 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010, issued by the Company in November 1995 (the "1995 QUIDS") which are convertible into 72,111,917 shares of 7-Eleven Common Stock at a conversion price of $4.1602 per share.

    The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Exchange Act. The actual percentage owned by IYG, Ito-Yokado and Seven-

Eleven Japan, if the 1995 QUIDS were converted and including the newly issued shares purchased by IYG, would be 76%. IYG currently owns 72.67% of the Company's outstanding Common Stock. Ito-Yokado and Seven-Eleven Japan do not currently own any shares of the Common Stock.

    In February, 1998, the Company issued $80 million 4.5% Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS", which together with the 1995 QUIDS are hereinafter referred to as the "Convertible Debt Securities") to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). The shares acquirable upon conversion of the 1998 QUIDS, at a price of $2.4609 per share, (a total of 32,508,432 shares) are not shown in the above table because the 1998 QUIDS are not convertible until February, 2001 and then become mandatorily convertible under certain conditions related to the trading price of 7-Eleven Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table, and the footnotes that follow, show the beneficial ownership of 7-Eleven Common Stock as of March 1, 2000, as required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), by each director and each person nominated for director, by the Chief Executive Officer and the next four most highly compensated executive officers of the Company, and by all officers and directors of the Company as a group.

                                                             AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                                 OF BENEFICIAL OWNERSHIP(A)   PERCENT OF CLASS(A)
------------------------                                 --------------------------   -------------------
Masatoshi Ito..........................................           2,011,419(b)                .49%(b)
Toshifumi Suzuki.......................................           1,005,711(c)                .25%(c)
Clark J. Matthews, II..................................           1,323,042(d)                .32%
Yoshitami Arai.........................................              36,344(e)                  *
Masaaki Asakura........................................              10,000(f)                  *
Timothy N. Ashida......................................              30,000(g)                  *
Rodney A. Brehm........................................             233,854(h)                  *
Jay W. Chai............................................                   0(i)
Gary J. Fernandes......................................              44,165(j)                  *
Masaaki Kamata.........................................             111,419(k)                  * (k)
James W. Keyes.........................................             640,000(l)                  *
Kazuo Otsuka...........................................              37,613(m)                  * (m)
Asher O. Pacholder.....................................             362,116(n)                  * (n)
Nobutake Sato..........................................             107,613(o)                  * (o)
Ezra Shashoua..........................................             112,297(p)                  *
Bryan F. Smith, Jr.....................................             273,971(q)                  *
All officers and directors as a group (30
  persons)(r)..........................................         459,984,591(r)              76.77%(r)

------------------------

*   Rounds to less than one-tenth of one percent

(a) At March 3, 2000, there were 410,112,375 shares of Common Stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.

(b) Mr. Ito owns 2,011,419 shares directly, of which 11,419 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(c) Mr. Suzuki owns 1,005,711 shares directly, of which 5,711 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is President and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(d) Mr. Matthews owns 151,042 shares directly, of which 143,334 shares were acquired under the Company's Grant Stock Plan; and holds options to acquire 2,740,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 1,172,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(e) Mr. Arai owns 36,344 shares directly, of which 6,344 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(f) Mr. Asakura disclaims beneficial ownership of 10,000 shares held in a brokerage account for his daughter.

(g) Mr. Ashida owns 30,000 shares directly.

(h) Mr. Brehm owns 8,334 shares directly which were acquired under the Company's Grant Stock Plan; and holds options to acquire 483,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 225,520 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(i) Mr. Chai owns no shares directly. ITC Asset Management, a wholly owned subsidiary of ITOCHU International, Inc., of which Mr. Chai is Chairman of the Board and Chief Executive Officer, owns 12,198,917 shares of 7-Eleven common stock and ITOCHU Corporation, of which Mr. Chai is Executive Vice President, owns 8,198,917 shares of 7-Eleven common stock. Mr. Chai disclaims beneficial ownership of all shares owned by ITC Asset Management and ITOCHU Corporation.

(j) Mr. Fernandes owns 44,165 shares directly, of which 24,165 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(k) Mr. Kamata owns 111,419 shares directly, of which 11,419 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Company and a Director and Executive Vice President of Seven-Eleven Japan. See "Security Ownership of Certain Beneficial Owners," above.

(l) Mr. Keyes owns 20,000 shares which are held in his IRA custodial account; and holds options to acquire 1,650,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 620,000 are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(m) Mr. Otsuka owns 37,613 shares directly, of which 7,613 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Company and General Manager, Corporate Development of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(n) Dr. Pacholder is a member of the general partner of a limited partnership that owns 337,500 shares. Of the total shares shown, Dr. Pacholder's beneficial interest is a total of approximately 33,750 shares. In addition, Dr. Pacholder's wife shares with him a beneficial interest in the shares held by the partnerships. Dr. Pacholder also owns 24,616 shares directly which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(o) Mr. Sato owns 107,613 shares directly, of which 7,613 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Sato is Chief Financial Officer and a Director of IYG Holding Company and Chief Financial Officer of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(p) Mr. Shashoua owns 697 shares directly and 10,000 shares in a trust for the benefit of his children. He holds options to acquire 278,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 101,600 of which are currently exercisable

(q) Mr. Smith owns 251 shares directly and holds options to acquire 684,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 273,720 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(r) The total shares shown are as follows: 3,973,950 shares owned by officers and directors directly or with family members (including the entire 337,500 shares described in footnote (n), above); 3,276,580 shares pursuant to options currently exercisable by 19 officers under the 1995 Stock Incentive Plan; 266,937,933 shares held by IYG Holding Company as of March 1, 2000, plus 113,684,211 newly issued shares which IYG intends to acquire in mid-March (Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the directors and officers of IYG, although they each disclaim individual beneficial ownership of such shares), and 72,111,917 shares acquirable by Ito-Yokado and Seven-Eleven Japan (of either or both of which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura are directors or officers) upon conversion of the 1995 QUIDS (as to which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura disclaim beneficial ownership). In addition, eight non-employee directors who are participants in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2000, but the exact number cannot be determined until after the close of business on March 31, 2000. Therefore, these acquirable shares are not included in this table.

Section 16(a) Reporting

    Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1999, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements, except that Dr. Pacholder did not report a December 29, 1999 sale of 46,000 shares of Common Stock by a limited partnership in which he has an interest. An amended Form 4 for December 1999, reporting this sale was filed in January 2000. In making this statement, the Company has relied upon the written representations of its directors and officers.

             PROPOSAL 2. RATIFICATION OF THE SELECTION OF AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to be the independent auditors of the Company for 2000. Although not legally required to do so, upon the recommendation of the Audit Committee, the Board is submitting to the shareholders for ratification at this meeting the appointment of PricewaterhouseCoopers as the Company's independent auditors for 2000.

    The services provided to the Company by PricewaterhouseCoopers in 2000 will include, in addition to performing the Company's audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, filed by the Company with the Securities and Exchange Commission; and consultation on accounting, financial reporting, tax and related matters.

    PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in the Company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as the Company's auditor in 1992.

    Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, if desired, and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR 2000, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

         PROPOSAL 3. APPROVAL OF ARTICLES OF AMENDMENT TO THE COMPANY'S
             SECOND RESTATED AND AMENDED ARTICLES OF INCORPORATION

REVERSE STOCK SPLIT:

    The Board of Directors of the Company has adopted a proposal to effect a reverse split of the issued and outstanding Common Stock, par value $.0001 per share, in the manner described below (the "Reverse Split"). Pursuant to the Company's Second Restated Articles of Incorporation, the Company is currently authorized to issue 1,000,000,000 shares of Common Stock, $.0001 par value and 5,000,000 shares of preferred stock. At March 3, 2000, there were 410,112,375 shares of Common Stock outstanding and no shares of preferred stock outstanding. An amendment to Article Four of the Company's Second Restated and Amended Articles of Incorporation is required to effect the Reverse Split.

    IYG, THE COMPANY'S MAJORITY SHAREHOLDER, HAS THE POWER TO DETERMINE THE OUTCOME OF THE VOTE ON THE REVERSE SPLIT. AS OF THE RECORD DATE FOR THIS MEETING IYG OWNED APPROXIMATELY 65% OF THE OUTSTANDING SHARES OF 7-ELEVEN, INC. COMMON STOCK. IF IYG VOTES IN FAVOR OF THE REVERSE SPLIT, IT WILL BE APPROVED BY THE SHAREHOLDERS OF 7-ELEVEN, INC. DESPITE THE VOTE OF ANY OTHER 7-ELEVEN, INC. SHAREHOLDERS.

    The proposed Articles of Amendment to the Company's Second Restated Articles of Incorporation are attached hereto as Appendix B. The Articles of Amendment will be filed with the Secretary of State of Texas as soon as practicable after shareholder approval is received.

    Upon the effective date of the Reverse Split and upon the filing of the Articles of Amendment, each xxx outstanding shares of Common Stock, $.0001 par value per share (the "Old Common Stock"), will automatically be converted into one share of new common stock (the "New Common Stock"), $.0001 par value per share. The then outstanding stock certificates for shares of Old Common Stock will represent one-xxxth as many shares of New Common Stock after the Reverse Split is effective. The Company will not issue fractional shares of New Common Stock. In lieu thereof, the Company shall pay to each holder who would otherwise be entitled to a fraction of a share of New Common Stock, for each share of Old Common Stock that would otherwise have been converted into a fraction of a share of New Common Stock, an amount equal to the product of xxx multiplied by the closing price of the Old Common Stock on the Nasdaq Stock Market on the last trading day before the Articles of Amendment become effective. The surrender of certificates representing shares of Old Common Stock shall not be necessary to effect the combination of shares contemplated hereby, however the Company will request that holders of the Old Common Stock send in their certificates to be exchanged into certificates for the New Common Stock.

    As of March 3, 2000, the Company had approximately 3,999 shareholders of record.

    REASONS FOR THE REVERSE STOCK SPLIT. Many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in these stocks. Investors may believe that low stock prices reflect companies that are of low quality or poor performers. Accordingly, the 7-Eleven board believes that the current per share price of the 7-Eleven common stock may reduce the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stocks to their clients. Brokerage firm policies and practices tend to discourage individual brokers from dealing in low priced stocks for various reasons, including the perception that those stocks are unduly speculative. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Additionally, many institutional investors have policies prohibiting them from holding low priced stock in their own portfolios. In addition, the structure of trading commissions tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a purchase or sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced stocks. Moreover, the analysts at many brokerage firms will not monitor the trading activity of lower priced stocks.

    The 7-Eleven board believes that the reverse stock split should result in a stock price of [xxxxx] times the current price range, putting the 7-Eleven common stock in a price range that will enhance its marketability to the financial community and investing public and will mitigate any reluctance on the part of brokers and investors to trade in the 7-Eleven common stock. However, there can be no assurance that the market price of the common stock immediately after implementation of the reverse stock split will increase and, if it increases, no assurance that the increase can be maintained for any period of time, or that the market price will approximate xxxx times the market price before the reverse stock split. In addition, there can be no assurance that any increase in the market price of the common stock will increase investment in the stock by brokerage firms or individual investors, or otherwise facilitate 7-Eleven's access to the equity markets, especially since there are many other factors that affect demand for stock.

    EFFECTIVENESS OF THE REVERSE STOCK SPLIT. If the 7-Eleven shareholders approve the one-for-[xxx] reverse stock split it would become effective when 7-Eleven files its amended and restated articles of incorporation with the Secretary of State of Texas, which is anticipated to occur as soon as practicable following the 7-Eleven Annual Meeting. While it is the Company's current intention to effect the reverse stock split as soon as practicable after approval by the shareholders, in the event of unforeseen circumstances and notwithstanding such shareholder approval, the Board of Directors reserves the right in its discretion to determine whether to delay or forego entirely the implementation of the reverse stock split. Upon the filing of the Amended and Restated Articles of Incorporation, all of the 7-Eleven Old Common Stock will evidence the effect of the one-for-[xxx] reverse stock split. No fractional shares will be issued in the reverse stock split. In lieu of any fractional shares, each 7-Eleven shareholder who is entitled to a fractional share of 7-Eleven common stock will instead receive an amount of cash, without interest, determined by multiplying:

    the fractional interest to which the shareholder would otherwise be entitled, after taking into account all shares of 7-Eleven Old Common Stock then held by the shareholder; and

    the product of xxx multiplied by the closing price of 7-Eleven Old Common Stock on the Nasdaq stock market immediately preceding the date on which the reverse split is effective.

    EFFECTS OF THE REVERSE STOCK SPLIT. If the 7-Eleven shareholders approve the Reverse Split, the principal effect of the one-for-[xxx] Reverse Split will be to decrease the number of outstanding shares of 7-Eleven common stock from [xxxxx] to approximately [xxxxx] shares of 7-Eleven common stock, based on share information as of the 7-Eleven record date. The reverse stock split would not affect the proportionate equity interest in 7-Eleven of any holder of 7-Eleven common stock, except as may result from the provisions for the elimination of fractional shares, as described herein. In addition, the 7-Eleven board will take appropriate action to adjust proportionately the number of shares of 7-Eleven common stock issuable upon exercise of outstanding options and other convertible securities, and to adjust the related exercise and conversion prices, to reflect the reverse stock split. The reverse stock split will not affect the registration of the 7-Eleven common stock under the Securities Exchange Act of 1934 or the listing of the 7-Eleven common stock on the Nasdaq. The relative rights and preferences of the 7-Eleven New Common Stock will be identical to the relative rights and preferences of the 7-Eleven Old Common Stock.

    The reverse stock split may leave some 7-Eleven shareholders with one or more "odd lots" of 7-Eleven common stock, which means stock in amounts of less than 100 shares. The odd lots may be more difficult to sell or require greater transaction costs per share to sell, than shares in even multiples of 100.

    Each shareholder's percentage ownership of the 7-Eleven common stock will not be altered except for the effect of the elimination of fractional shares. 7-Eleven estimates that it will cost less than $50,000 to pay for fractional shares. The reverse stock split will greatly reduce the number of shares of common stock outstanding.

    EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES. If the shareholders approve and adopt the reverse stock split, shareholders will be required to exchange their stock certificates for new certificates representing the revised shares of New Common Stock which will evidence the effect of the one-for-[xxx] reverse stock split. 7-Eleven shareholders of record on the date that the reverse split takes effect will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by 7-Eleven's transfer agent, Harris Trust and Savings Bank. 7-Eleven shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates.

    No fractional shares of 7-Eleven New Common Stock will be issued as a result of the reverse stock split. Instead of receiving fractional shares, 7-Eleven shareholders who hold a number of shares not evenly divisible by xxx immediately prior to the date that the reverse stock split takes effect will be entitled to receive cash for any fractional share as described above.

    Any 7-Eleven shareholder whose certificate for Old Common Stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of New Common Stock after giving effect to the one-for-[xxx] reverse stock split upon satisfying the requirements of 7-Eleven and the transfer agent.

    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

    The following discussion summarizes the material federal income tax consequences of the one-for-[xx] reverse stock split on 7-Eleven shareholders and is based upon the Internal Revenue Code of 1986, as amended, the regulations under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a 7-Eleven shareholder in light of the shareholder's particular circumstances, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their common stock by the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their common stock as part of a straddle or conversion transaction. This discussion assumes that 7-Eleven shareholders hold their shares of common stock as capital assets within the meaning of Section 1221 of the Code.

    The one-for-[xxx] stock split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code, and no gain or loss will be recognized by 7-Eleven in connection with the reverse stock split. The receipt by a 7-Eleven shareholder of shares of common stock, except to the extent that cash is received in lieu of fractional shares, in the reverse stock split will be a nontaxable transaction for federal income tax purposes. Consequently, except with respect to cash received in lieu of fractional shares of 7-Eleven common stock, a shareholder will not recognize taxable gain or loss with respect to shares of common stock received as a result of the reverse stock split. In addition, the aggregate tax basis of the shareholder's shares of 7-Eleven common stock prior to the reverse stock split, excluding the portion of the basis allocable to fractional shares of 7-Eleven common stock, will carry over as the tax basis of the shareholder's shares of 7-Eleven common stock received as a result of the reverse stock split. Each shareholder will be required to allocate his or her basis in the shares of common stock ratably among the total number of shares of 7-Eleven common stock received as a result of the reverse stock split. The holding period of the shares of 7-Eleven New Common Stock will include the holding period during which the shareholder held the 7-Eleven Old Common Stock, provided that the common stock is held by the shareholder as a capital asset when the Reverse Split is completed.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO ARTICLE FOUR OF THE COMPANY'S SECOND RESTATED AND AMENDED ARTICLES OF INCORPORATION, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" THE APPROVAL OF THE AMENDMENT TO ARTICLE FOUR OF THE COMPANY'S SECOND RESTATED AND AMENDED ARTICLES OF INCORPORATION. THIS IS FUNCTIONALLY EQUIVALENT TO A VOTE AGAINST THE PROPOSAL.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

    The Company's Board of Directors is provided with information concerning the Company's executive compensation program. The Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows:
Mr. Suzuki (Chairman of the Committee), Mr. Fernandes and Mr. Otsuka. From time to time, the Committee may be consulted on matters relating to executive compensation. Mr. Suzuki is Vice Chairman of the Board of Directors of the Company. He is also President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which, as of the record date owned approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. IYG plans to aqquire an additional 113,684,211 shares of Common Stock in mid-March. Ito-Yokado has, since 1992, unconditionally guaranteed the Company's commercial paper facility for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of the 1995 QUIDS and $80 million of the 1998 QUIDS (see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners," above). Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on the Convertible Debt Securities.

    The Company's Executive Officers, as well as all other management personnel, receive annual compensation consisting of base salary and annual variable incentive pay, or "bonus," under the Company's Annual Performance Incentive ("API" or "Annual Bonus") Plan. The amount paid as API under this plan is based upon the employee's or officer's base salary, salary administration grade level and the achievement of certain pre-established performance criteria for the Company each year, as more fully described in the Report of the Compensation and Benefits Committee, included elsewhere herein.

    The following table shows the compensation paid, or earned, during 1999, by the Company's Chief Executive Officer and the next four most highly compensated Executive Officers, as specifically required by the rules and regulations relating to Proxy Statement disclosure.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                         ----------------------------------   --------------------------------------------------
                                                                                      AWARDS                    PAYOUTS
                                                                  OTHER       ----------------------   -------------------------
                                                                  ANNUAL      RESTRICTED                             ALL OTHER
NAME AND PRINCIPAL                        SALARY     BONUS     COMPENSATION      STOCK      OPTIONS/      LTIP      COMPENSATION
POSITION IN 1999                YEAR       ($)        ($)         ($)(I)      AWARD(S)($)   SARS(#)    PAYOUTS($)     ($)(II)
------------------            --------   --------   --------   ------------   -----------   --------   ----------   ------------
Clark J. Matthews, II ......    1999     487,000    307,150        N/A            -0-       500,000       -0-          6,626
  Director; President and       1998     480,000    339,840        N/A                      500,000       -0-          8,286
  Chief Executive Officer;      1997     480,000    141,120        N/A                      500,000       -0-          7,767
  Secretary(iii)

James W. Keyes .............    1999     385,420    198,630        N/A            -0-       350,000       -0-          5,968
  Director; Executive Vice      1998     350,000    206,500        N/A                      350,000       -0-          7,984
  President and Chief           1997     250,000     61,250        N/A                      350,000       -0-          6,945
  Operating Officer

Bryan F. Smith, Jr. ........    1999     256,790    118,630        N/A            -0-       137,000       -0-          5,702
  Senior Vice President         1998     240,000    127,490        N/A                      137,000       -0-          7,592
  and General Counsel           1997     215,000     47,408        N/A                      137,000       -0-          6,824

Rodney A. Brehm ............    1999     220,625    104,565        N/A            -0-        90,000       -0-          5,639
  Senior Vice President,        1998     210,000    111,510        N/A                       70,000       -0-          7,270
  Store Operations              1997     210,000     46,305        N/A                       50,000       -0-          6,810

Ezra Shashoua, .............    1999     204,250     69,920        N/A                       70,000       -0-          5,546
  Treasurer                     1998     200,000     87,320        N/A                       58,000       -0-          8,091

------------------------------

 (i) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1997, 1998 and 1999 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for such years.

 (ii) The amounts shown for 1999 include only (a) the amount of Company contribution to each of the named executive officer's accounts in the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a Section 401(k) defined contribution plan with over 20,000 participants, which for 1999 was as follows: $4,914.62 for each of the named executive officers; and (b) for each of the named executive officers, the full premiums paid for basic term life insurance under the Company's group plan for all employees, which for 1999 were as follows: Mr. Matthews--$1,712; Mr. Keyes--$1,053; Mr. Smith--$788;
      Mr. Brehm--$724; and Mr. Shashoua--$632.

(iii) Mr. Matthews will be retiring as President and Chief Executive Officer, effective April 30, 2000. See "Arrangement Related to Termination of Employment," below.

OPTION/SAR GRANTS IN 1999 FISCAL YEAR

    In 1995, the Company's Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by the Company's shareholders in 1996. Pursuant to the Stock Incentive Plan, the Board of Directors granted nonqualified stock options to approximately 81 of the Company's key employees in 1999, including each of the named executive officers, as well as all other officers. Options to purchase an aggregate of 3,863,000 shares, over the five-year vesting period, were granted. Under the terms of the plan, vesting will be accelerated if certain target prices for the Company's Common Stock are achieved and maintained.

    The following table provides information on the number of options granted, the exercise price and expiration date of such options, as well as the potential realizable value of the options assuming that the underlying Common Stock appreciates in value from the date of grant at the annualized rates of 5% and 10%, as required by the Securities and Exchange Commission, and is not intended to forecast future appreciation of the Company's stock price.

OPTION GRANTS IN 1999 FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF
                                                                                             STOCK PRICE APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                             OPTION TERM (II)
---------------------------------------------------------------------------------------------------------------------------
                                                                                            -------------------------------
                                 NUMBER OF        PERCENT OF                                      5%              10%
                                 SECURITIES     TOTAL OPTIONS/                                 ASSUMING         ASSUMING
                                 UNDERLYING      SARS GRANTED    EXERCISE OR                10/08/09 STOCK   10/08/09 STOCK
                                OPTIONS/SARS     TO EMPLOYEES    BASE PRICE    EXPIRATION      PRICE OF         PRICE OF
NAME                           GRANTED (#)(I)   IN FISCAL YEAR     ($/SH)         DATE          $3.05            $4.86
----                           --------------   --------------   -----------   ----------   --------------   --------------
Clark J. Matthews, II........      500,000          12.94%         $1.8750      10-08-09        $587,500        $1,492,500
James W. Keyes...............      350,000           9.06%         $1.8750      10-08-09         411,250         1,044,750
Bryan F. Smith, Jr...........      137,000           3.55%         $1.8750      10-08-09         160,975           408,945
Rodney A. Brehm..............       90,000           2.33%         $1.8750      10-08-09         105,750           268,650
Ezra Shashoua................       70,000           1.81%         $1.8750      10-08-09          82,250           208,950

------------------------

 (i) Options become exercisable as to 20% of the shares subject thereto on the first through fifth anniversaries of the grant date. Thirty percent (30%) of the shares received upon exercise will bear a legend restricting the transfer or sale of such shares for 24 months after the date acquired, unless the optionee dies, retires, becomes disabled or his employment is terminated due to divestiture.

 (ii) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

              AGGREGATED OPTION/SAR EXERCISES IN 1999 FISCAL YEAR
                      AND 1999 YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS/              IN-THE-MONEY OPTIONS/SARS
                          ACQUIRED ON       VALUE           SARS AT FISCAL YEAR END (#)          AT FISCAL YEAR-END ($)(III)
NAME                      EXERCISE (#)   REALIZED ($)   EXERCISABLE (I)   UNEXERCISABLE (II)   EXERCISABLE (IV)   UNEXERCISABLE
----                      ------------   ------------   ---------------   ------------------   ----------------   -------------
Clark J. Matthews, II...           --            --        1,172,000          1,568,000              N/A               N/A
James W. Keyes..........           --            --          620,000          1,030,000              N/A               N/A
Bryan F. Smith, Jr......           --            --          273,720            410,880              N/A               N/A
Rodney A. Brehm.........           --            --          225,520            258,080              N/A               N/A
Ezra Shashoua...........           --            --          101,600            176,400              N/A               N/A

------------------------

 (i) The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which 80% of the options granted in 1995 and 60% of the options granted in 1996, 40% of the options granted in 1997 and 20% of the options granted in 1998 became exercisable on October 23, 1996, September 30, 1997, November 12, 1998 and October 13, 1999, respectively)

 (ii) The unexercisable options shown are Nonqualified Stock Options granted in 1995, 1996, 1997, 1998 and 1999 under the 1995 Stock Incentive Plan, at an exercise price of $3.1875 per share, $3.00 per share, $2.469 per share, $1.90625 per share and $1.8750 respectively. The options granted will become exercisable 20% per year for five years, which schedule can be accelerated if certain share price targets are achieved.

(iii) No SARs are held by any of the named executive officers nor are any SARs currently outstanding.

 (iv) Based on the closing price of $1.78125 on The Nasdaq Stock Market on the last business day of the Company's fiscal year, however, the closing price on March 3, 2000 was $3.75.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

    The Company does not maintain a defined benefit pension plan for its employees. It does maintain an Executive Protection Plan, covering approximately 50 executives, including each of the named executive officers. This plan provides three benefits: salary continuation upon retirement at age 65 (or later) equal to 150% of the executive's "final compensation," as determined for plan purposes, payable in ten equal annual installments (if the executive retires between the ages of 55 and 65, a reduced benefit is payable); post-retirement life insurance benefit equal to 200% of the executive's "final compensation," as determined for plan purposes, plus $15,000 (or, in lieu thereof, if the executive dies prior to retirement, a salary continuation death benefit shall be paid to the executive's named beneficiary, equal to 200% of such compensation, payable in ten equal annual installments); and disability income in excess of the amount provided under the Company's group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits will equal 80% of the executive's "final compensation" prior to the disability. The Company maintains various insurance policies to fund the amounts payable under this plan.

    Under the current plan provisions, the "final compensation" on which benefits would be calculated for each of the named executive officers would be based on that executive's 1996 earnings (which may be adjusted to 1999 earnings in mid-2000). Based on such compensation, the annual installment of salary continuation, assuming retirement at age 65, and no adjustments to compensation between 1996 and retirement, would be as follows: Mr. Matthews--$93,972, Mr. Keyes--$42,764, Mr. Smith $41,880, Mr. Brehm--$43,974, and
Mr. Shashoua--$34,142. Under the plan, normal retirement age is 65; however, if an executive retires between the ages of 55 and 65, a reduced benefit is payable under the plan. At age 55, the benefit is 50% of what would have been paid at age 65; the benefit increases to 55% at age 56, and increases 5% per year thereafter for each year up to age 65.

ARRANGEMENTS RELATED TO TERMINATION OF EMPLOYMENT

    On February 4, 2000, the Company announced that Mr. Matthews will be retiring as President and Chief Executive Officer, effective April 30, 2000. He has been nominated to remain on the Board of Directors. In connection with his retirement, and in recognition of his 34 years of service to the Company, Mr. Matthews will receive a "Retirement Grant" in the approximate amount of $3.6 million, which will be payable in May, 2000.

    The Retirement Grant represents the discounted present value of (i) four year's salary ($1,960,000); (ii) 100% of his normal Annual Performance Incentive for 2000 and 2001 ($294,000 per year); (iii) certain benefits that he would have received from the Company under the Executive Protection Plan had he retired at age 65; (iv) the sums he would have received under the Company's Car Allowance Program through April, 2004 ($48,000); (v) the sums required to reimburse him for the difference between the cost of Retiree Medical Coverage in excess of the cost of employee coverage through April, 2004; (vi) his accrued but unused vacation benefits for 2000; and (vii) a special retirement bonus in the net amount of $526,000.

    Mr. Matthews will also be provided with office space and secretarial assistance during the three years commencing April 30, 2000. He will also continue to participate in the Annual Executive Physical Program through 2004. He will also be provided certain life insurance policies that were previously assigned to him. Mr. Matthews' retirement will be classified as an early retirement under the 1995 Stock Incentive Plan and his options will continue to vest pursuant to their terms.

    The full amount of these benefits has been accrued in the Company's financial statements for 1999. Additionally, the Company currently maintains sufficient insurance to be completely reimbursed the full cost of providing these benefits to Mr. Matthews.

DIRECTORS' COMPENSATION

    For information about compensation of the Board of Directors see "Information About The Board of Directors and Committees of the
Board--Compensation of Directors," above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As described above, the Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows: Mr. Suzuki (Chairman of the Committee), Mr. Fernandes and Mr. Otsuka. Mr. Suzuki is Vice Chairman of the Board of Directors of the Company. He is also President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which as of the record date owned approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. IYG plans to acquire an additional 113,684,211 shares of Common Stock in mid-March. Ito-Yokado has, since 1992, unconditionally guaranteed the Company's commercial paper facility for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of the 1995 QUIDS and $80 million of the 1998 QUIDS (see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners," above). Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on the Convertible Debt Securities. Kazuo Otsuka is an officer of Ito-Yokado and of IYG Holding Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The functions of the Compensation and Benefits Committee are to review the level, coverage and competitiveness of the Company's compensation, incentives, benefits and perquisites and its plans, goals and objectives for officer-level and other executive positions, so as to retain and reward high-quality personnel in key positions; to administer the Company's various incentive plans, including the 1995 Stock Incentive Plan; to make recommendations to the Board regarding amendments to the various plans and institution of new plans and other related matters. It also undertakes such other duties as may be assigned to it by the Board of Directors.

    The following is a summary of the Company's compensation practices and current programs.

    Decisions about executive compensation are made based upon recommendations presented by the Company's Compensation and Benefits Department, as well as by outside consultants who have been utilized from time to time to assist the Company in determining the competitiveness of its compensation policies, as well as on recommendations of the Company's executive officers with regard to the specific performance of individuals in carrying out their job responsibilities, and on data collected and utilized by the Company's Compensation and Benefits Department about compensation structure, practices and payment levels in certain "Comparable Companies" (as described below). In addition, in making compensation decisions, the Company considers overall performance factors such as increases in same store merchandise sales, as well as the impact of management's focus on implementation of the Company's strategic initiatives during the year.

    The Company's compensation structure is based on grade level classifications for all exempt positions, with a salary range and target annual variable compensation, which is set at a percentage of base salary for each grade level. There were no changes to the structure in 1999. Annual compensation for exempt employees consisted of salary (or "base" compensation) and variable Annual Performance Incentive (called "API" or "Annual Bonus"). The API that is potentially payable to any employee is a set percentage of the employee's salary, based on grade level. The combined total of full annual salary and full API is designed to achieve a compensation level that is slightly above the median compensation level for the same job responsibilities in "Comparable Companies," as defined below.

    FOCUS ON STORE STAFF. During 1999, the Executive Committee had the Compensation Department review the compensation and benefits strategy for store staff and assess its competitiveness with compensation packages (including such benefits as healthcare and vacation) being offered by "Comparable Companies." The result of this review were the implementation of an enhanced benefit package for 2000 with much of the work still underway.

DESCRIPTION OF 1999 COMPENSATION

    BASE SALARY. For 1999, total officer compensation was increased approximately 8.6%.

    ANNUAL PERFORMANCE INCENTIVE. All the Company's officers and all other exempt personnel have the potential to earn API. The API potential for the Chief Executive Officer, if the Company's earnings target is reached, is 60% of his base salary. The Company's senior officers have API potential of from 45% to 50% of their base salary. Other officers have a potential to earn between 37% and 45% of their base salary. In 1999, the amount of API that was earned was based on the achievement of certain net earnings targets. The Company exceeded the targets and the 1999 API (which was paid in February 2000) was 105% of each individual's target percentage.

    1995 STOCK INCENTIVE PLAN. This plan provides for the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. Based on the study of practices at Comparable Companies, the Board has set aside from the Company's authorized, but unissued, shares, approximately 10% of the Company's currently issued and outstanding shares, for awards under this plan over the ten-year term of the plan, with the intention that options will be granted each year for approximately one-tenth of the total shares reserved for issuance under this plan. Shareholder approval of this plan was obtained in April 1996. The option grants made in 1999 were approved by the full Board of Directors, including all members of the Committee and therefore, the Committee took no separate action to approve the option grants.

    Options have been granted under this plan each year beginning in 1995. The options granted become exercisable over a five-year period starting one year after the date of grant. Approximately 15.7 million shares of the Company's authorized but unissued Common Stock are now subject to outstanding options under this plan. The option exercise price is $3.1875 for the options granted in 1995, $3.00 for the options granted in 1996, $2.469 for the options granted in 1997, $1.90625 for the options granted in 1998 and $1.875 for the options granted in 1999, in each case being equal to the closing price of the stock on the date of grant. All outstanding options, as well as those that will be granted in the future, will be adjusted to reflect the affect of the reverse stock split (see Proposal 3, herein) on the numbers of options and the exercise price. The Committee believes this plan, over the life of the plan, which provides for an accelerated vesting schedule if the Company's stock price reaches and stays above certain levels for a significant period of time, has the potential to reward the executives who are responsible for the success of the Company's long-term growth and encourage them to focus on initiatives that will have a positive effect on the price of the Company's stock.

    CHIEF EXECUTIVE COMPENSATION. Mr. Matthews' base pay in 1999 was $487,000, and his API was $307,150. On February 4, 2000, the Company announced that
Mr. Matthews was retiring from his position as President and Chief Executive Officer, effective April 30, 2000. He will remain on the Board of Directors. Mr. Matthews will receive a package of enhanced retirement benefits. (See "Arrangements Related to Termination of Employment," included in this Proxy Statement, above.)

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR ELIGIBLE EMPLOYEES
("SERP"). Effective in January 1998, the Company adopted the SERP, an unfunded, non-qualified deferred compensation arrangement for a select group of highly compensated management employees. Eligible employees are permitted to defer up to 12 percent of their income into the SERP. The amounts deferred earn interest, set each December, at 120 percent of the federal long-term rate for compounding annually, as set by the Internal Revenue Service. For 1999, the interest rate was 6.32 percent. The Company may make a matching contribution to the SERP, roughly equivalent to the amount a SERP participant was prevented from receiving under the Savings and Profit Sharing Plan due to federally mandated discrimination testing. The matching contribution, if any, will only apply on deferrals of up to a total of six percent of a participant's income, after deducting any matching contribution the participant received in the Savings and Profit Sharing Plan. The Company elected not to make a matching contribution to the SERP for 1999.

    STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. In October 1998, the Board approved the Stock Compensation Plan for Non-Employee Directors. The purpose of this plan is to encourage non-employee directors to increase their ownership of 7-Eleven common stock by electing, under the terms of this plan, to receive a portion, or all, of their directors' fees in shares of Common Stock instead of in cash. All non-employee directors (the only directors who receive directors' fees) are eligible to participate, however, two directors who have assigned their fees to their corporate employers have elected not to participate because the registration statement that covers the shares issued under this plan would not cover shares issued to their employers.

    EMPLOYEE STOCK PURCHASE PLAN/FRANCHISEE STOCK PURCHASE PLAN. In 1999 the Company established two stock purchase plans--one for employees and one for franchisees. Under these plans, both administered by the Company's transfer agent, employees and franchisees can purchase shares of 7-Eleven common stock through payroll deduction for employees and deductions from net worth for franchisees. All amounts are remitted by the Company to the administrator who then purchases shares in the open market. No new shares are issued for these plans, but the Company does pay the administrative fees and brokerage commissions to purchase the shares. The plan administration is completely independent from the Company.

FUTURE COMPENSATION:

    2000 COMPENSATION. The human resources team has been asked to study and develop a new Annual Performance Incentive plan for all exempt employees, with the initial focus on field personnel, that will be designed to reward employees as directly as possible based upon their individual unit's performance. In addition, the Compensation and Benefits Department is also reviewing other aspects of management's compensation, including all other benefit plans, to determine if the plan structures and benefits are comparable to those being offered currently by Comparable Companies. This is called the "Benchmarking Study." In December, 1998, the Company announced that for 1999 and future years, annual salary administration for exempt employees would take place in April, instead of in January, as had been done previously. This will give the Company additional time to assess prior year results when making decisions about compensation for the following year. Thus, any salary increases for 2000 will not be effective until April, 2000.

    SECTION 162(m). Changes in the tax laws for 1994 and thereafter do not permit public companies to recognize a tax deduction for compensation paid in excess of $1,000,000 to any of the five most highly compensated officers, unless the plan under which such compensation is paid is not only approved by the Board's Compensation Committee but is also performance-based and approved by the Company's shareholders, in which case the compensation paid under such plan is exempt from the $1,000,000 limitation. The Committee does not believe that any executive will earn in excess of $1,000,000 of non-exempt compensation in 2000; however, the 1995 Stock Incentive Plan was approved by the shareholders, in order to comply with
Section 162(m). In addition, the Committee intends to take other actions, if required, to comply with the regulations under Section 162(m).

    COMPARATIVE DATA. In carrying out its functions, the Committee may be asked to review data collected from various sources by the Company's Compensation and Benefits Department and benefits consultants utilized by the Company on particular issues. The Company believes that, to effectively recruit talented executives, it must compete with other national companies having a similar employee base, approximately the same range of revenue and similar geographic locations, although such companies are not in the same line of business as 7-Eleven (the "Comparable Companies"). Therefore, the companies used for compensation comparisons are not the same companies as those included in the peer group index shown on the Performance Graph appearing elsewhere herein. The companies included in that peer group are specifically selected because they
(a) are publicly owned with actively traded common stock, (b) have a market capitalization that can be analyzed for comparison with 7-Eleven's rate of return on equity, and (c) engage in either the convenience retailing or food retailing business. The Company believes it competes with a much broader range of companies in its quest for executive talent.

    The Committee will continue to review the compensation issues presented to it by the Company, making adjustments that are deemed appropriate, both in compensation policies and practices, compensation structure and the actual amounts paid and will look to the Company's executive officers for recommendations resulting from the currently ongoing review of the Company's compensation program and strategies.

       Toshifumi Suzuki, Chairman
       Gary J. Fernandes
       Kazuo Otsuka

                               PERFORMANCE GRAPH

    The Performance Graph, below, shows the value, at year-end 1995, 1996, 1997, 1998 and 1999, of an investment in 7-Eleven Common Stock of $100 on January 1, 1995. Also shown are the values, assuming $100 invested in the NASDAQ Market Index and a peer group index selected by the Company consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 1995, and at year-end 1995, 1996, 1997, 1998 and 1999. In prior years, The Vons
Companies, Inc. was also included in the peer group; however, The Vons Companies, Inc. was acquired by Safeway, Inc., in April 1997, ceased public trading, and has therefore been deleted from the peer group. In addition, two of the Company's major convenience store competitors: the Circle K Corporation ("Circle K") and National Convenience Stores (operator of "Stop N Go") are not included in the peer group. Both companies have been acquired and do not issue securities to the public at this time. The Company may decide, in future years, to change the composition of the peer group if the Company believes that better comparative data is available.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG 7-ELEVEN, INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
DOLLARS
                                          7-ELEVEN, INC.  PEER GROUP  NASDAQ MARKET INDEX
1994                                                 100         100                  100
1995                                               73.61      157.79               129.71
1996                                               65.97      227.30               161.18
1997                                               47.22      342.89               197.16
1998                                               42.36      615.46               278.08
1999                                               39.58      371.10               490.46

                    ASSUMES $100 INVESTED ON JANUARY 1, 1995
                          ASSUMES DIVIDEND REINVESTED
                          FISCAL YEAR-END DECEMBER 31

COMPANY                                 1995       1996       1997       1998       1999
-------                               --------   --------   --------   --------   --------
7-Eleven, Inc.......................    73.61      65.97      47.22      42.36      39.58
Peer Group..........................   157.79     227.30     342.89     615.46     371.10
Broad Market........................   129.71     161.18     197.16     278.08     490.46

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The Company currently has a commercial paper program under which it can issue up to $650 million based upon the Company's needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

    On March 1, 2000, IYG signed a Subscription Agreement to purchase an additional 113.7 million newly issued shares of Common Stock for $540 million.
The purchase closed on March   , 2000, and brought IYG's ownership percentage to
72% of the Company's outstanding Common Stock. IYG is jointly owned by Ito-Yokado and Seven-Eleven Japan.

    In November 1995, the Company issued $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010 (the "1995 QUIDS") to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). An additional $80 million 4.5% Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS") were issued in February 1998, to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). Interest on both series of QUIDS is payable quarterly, and in 1998, the Company paid aggregate interest to Ito-Yokado of $8,721,000 and to Seven-Eleven Japan of $8,379,000 on both series of QUIDS. The Company may defer the interest payments for up to 20 consecutive quarters but currently intends to make interest payments as they come due. In addition, the 1995 QUIDS are convertible in whole or in part into a total of 72,111,917 shares of 7-Eleven Common Stock at a conversion price of $4.16 per share and, beginning in 2001, the 1998 QUIDS are convertible in whole or in part into a total of 32,508,432 shares of 7-Eleven Common Stock, at a conversion price of $2.4609 per share, at which time, if certain conditions with regard to the closing price of 7-Eleven's Common Stock are met, the 1998 QUIDS have a mandatory conversion feature.

    Seven-Eleven Japan is the largest area licensee of the Company, operating, as of December 1999, over 8,027 7-Eleven stores in Japan under an area license agreement entered into in 1973. In 1988, the Company entered into a yen-denominated financing arrangement pursuant to which it pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of twenty years or the date the indebtedness is paid in full. In 1998, it was anticipated that the payments would be satisfied earlier than the twenty-year term and the Company entered into an additional yen-denominated financing related to subsequent royalties which, pursuant to the terms of the original financing, will be at a reduced percentage. In 1999, the royalties from Seven-Eleven Japan that were paid under this arrangement totaled $55,739,947.

    In addition, Seven-Eleven (Hawaii), Inc., the Company's area licensee in Hawaii, is a subsidiary of Seven-Eleven Japan, and operates 50 stores in Hawaii. During 1999, Seven-Eleven (Hawaii), Inc. paid the Company $73,603 in connection with the area license arrangement.

    As of December 31, 1999, the Savings and Profit Sharing Plan leased a total of 579 operating convenience stores to the Company plus 15 other locations. Rentals, including percentage rents, paid by the Company to the Savings and Profit Sharing Plan for 1999 aggregated $18,620,070. During 1999, the Savings and Profit Sharing Plan sold 34 locations to third parties, 12 of which were leased to the Company at the time of the sale which leases were assigned to the buyer. The leases with the Company were terminated on 5 locations upon payment by the Company of $186,173 in termination fees, $35,000 of which was payment for deed restrictions requested in connection with the sale of two sites. In addition, The Company purchased six (6) properties from the Savings and Profit Sharing Plan in 1999.

    Mr. Chai is Chairman and Chief Executive Officer of ITOCHU
International Inc. and Executive Vice President of ITOCHU Corporation. Both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli, Inc., ("Prime Deli"), a company that operates a fresh food commissary for 7-Eleven, Inc., serving approximately 283 7-Eleven stores in Texas. During 1999, 7-Eleven, Inc. purchased fresh food products from the commissary for approximately
$6.5 million.

    In addition, SIG Logistics, which is partially owned by ITOCHU Corporation and ITOCHU International, operated six combined distribution centers in Florida and Virginia that served a total of 847

7-Eleven stores. During 1999 the fees paid to SIG Logistics as distribution fees totaled approximately $9.3 million.

    C. Itoh & Co. (now ITOCHU Corporation) entered into a Consulting Agreement with The Southland Corporation (now 7-Eleven, Inc.) and Seven-Eleven Japan
Co., Ltd. in 1973, related to the 7-Eleven convenience store chain operating in Japan, and has performed under this agreement since then.

    In addition, ITOCHU International and ITOCHU Corporation may, from time to time, negotiate with the Company to provide additional goods or services.

    Mr. Chai has no personal material interest in any transactions between the Company and ITOCHU Corporation and ITOCHU International Inc. other than as a director and/or officer of such companies.

                             SHAREHOLDER PROPOSALS

    If you want to present a proposal and have it included in the Proxy Statement for the Company's 2001 Annual Meeting of Shareholders, which is expected to be held during April or May 2001, you must send your proposal to the Company at its principal office, 2711 North Haskell Avenue, Dallas, Texas 75204,
Attn: Office of the Secretary. The Company must receive a proposal not later than December 1, 2000, for the proposal to be considered by the Company and the proposal must comply with the then current rules of the Securities and Exchange Commission relating to shareholder proposals.

                        FINANCIAL AND OTHER INFORMATION
                      WHERE YOU CAN FIND MORE INFORMATION

    7-Eleven files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address: MANAGER, INVESTOR RELATIONS, 7-ELEVEN, INC., 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204. Telephone
(214) 828-7011

    The Annual Report of the Company for the year ended December 31, 1999 is being mailed to shareholders with this Proxy Statement but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy soliciting material.

                                 OTHER BUSINESS

    We do not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.

                                INDEMNIFICATION

    Pursuant to the Company's Articles of Incorporation and Bylaws and the Texas Business Corporation Act, the Company has indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers of the Company.

                                                                      APPENDIX A

                    7-ELEVEN, INC. AUDIT COMMITTEE--CHARTER

1. Each year the Company's Board of Directors shall adopt resolutions electing a minimum of three members of the Board of Directors to be members of the Company's Audit Committee.

2. Each member of the Audit Committee shall be a person who qualifies for membership under the then-current listing requirements of the self-regulatory agency on which the Company's common stock is then traded. If the applicable listing standards require only one member of the Committee to have a certain competence or expertise, then the remaining members shall not have to meet such standard, but shall be subject to all other qualification standards. In addition, qualification for membership shall be construed broadly to include any exceptions or determinations of eligibility that are left to the Board's discretion under the applicable listing requirements. The Board shall select one member of the Committee to serve as the Chairman.

3. The Audit Committee shall meet, at such times and places, either in person or by means of telephone conference call or video conference, as may be determined by the Committee members, as necessary to carry out the functions and duties of the Committee as set forth in this Charter and in such other documents as may be adopted by the Committee or the Company's Board of Directors setting forth duties of the Committee.

4. The Audit Committee shall serve as a conduit to encourage and facilitate free and open communication between the Board of Directors, the independent auditors, the internal auditors and the financial management of the Company.

5.  The Audit Committee shall have the following areas of responsibility:

    (a) To recommend to the Board the engagement of the independent auditors for the Company;

    (b) To review with the independent auditors the plan and scope of their audit, its status during the year, the results when completed, the required communications under Statements of Auditing Standards Nos. 61 and 89, their report or opinion and any recommendations they may have for improving or changing the audit and the control environment, as well as management's letter in response thereto, and the fees for audit services;

    (c) To review the professional services performed by the independent auditors and determine whether these interfere with their exercise of independent judgment and to approve in advance any proposed changes of the Engagement Partner assigned to the Company by such independent auditors;

    (d) To review with the independent auditors the disclosure required by the Independence Standards Board Standard No.1 as to relationships between the independent auditors and the Company;

    (e) To review the Company's accounting principles, policies and practices and its financial reporting policies and practices;

    (f) To review with the Company's internal auditors the plan, scope, and results of their audits and investigations;

    (g) To discuss with both the independent auditors and, independently, the Company's internal auditors, as well as with the Company's financial staff and management, including their recommendations with respect to
       (i) the Company's policies and procedures with respect to the adequacy of internal auditing, accounting, and financial controls, (ii) any areas that are discretionary or involve any judgmental issues and (iii) all high risk areas that could adversely impact the Company;

    (h) To review and, prior to publication, recommend the adoption by the Board of Directors, for inclusion in the Company's Annual Report to Shareholders and Form 10-K, the annual audited financial statements of the Company;

    (i) To review with the Company's financial management and the independent auditors the quarterly earnings releases and the schedule of unrecorded adjustments to the Company's financial statements and the reasons underlying the Company's assessment of the immateriality of such adjustments;

    (j) To review, and prior to publication, approve such other Company financial information, including appropriate regulatory filings and releases that include financial information as the Committee deems desirable;

    (k) To annually review the Committee's Charter and make recommendations to the Board of Directors that such changes and adjustments be made to this Charter as the Committee deems appropriate;

    (l) To annually provide a report to the Company, that will be included in the Company's Proxy Statement, in compliance with Rule 306 of Regulation S-K;

    (m) To undertake such other functions as are assigned to the Committee by the Board, including those under the Company's Code of Business Conduct and those relating to transactions between the Company and entities affiliated with Directors and Officers of the Company; and

    (n) To review any matters it deems necessary or desirable which are consistent with its areas of responsibility.

6. The Audit Committee shall adopt a duties matrix at the beginning of each calendar year, setting forth the functions and duties of the Committee and the meetings at which each duty shall be performed.

7. The Audit Committee shall provide information to the full Board of Directors related to matters considered by the Audit Committee that it deems appropriate for consideration by the full Board, and shall, on matters of financial reporting and other financial issues provide recommendations to the full Board on matters to be decided.

8. With respect to the preparation and auditing of the Company's financial statements, the Audit Committee's role is one of oversight. The Company's management is responsible for preparing the Company's financial statements. The Company's independent auditors are responsible for auditing those financial statements. Nothing in this Charter should be construed to imply that the Audit Committee is required to provide any assurance or certification as to the Company's financial statements or the services of the independent auditors.

                                                                      APPENDIX B

                                    PROPOSED
                             ARTICLES OF AMENDMENT
                                     TO THE
                  SECOND RESTATED ARTICLES OF INCORPORATION OF
                                 7-ELEVEN, INC.
                                   * * * * *

    Pursuant to the provisions of the Texas Business Corporation Act, 7-Eleven, Inc., a corporation organized under the laws of the State of Texas, hereby amends its Second Restated Articles of Incorporation (the "Articles of Incorporation") and for that purpose, submits the following statement:

                                  ARTICLE ONE

    The name of the corporation is 7-Eleven, Inc.

                                  ARTICLE TWO

    Article Four of the Articles of Incorporation is hereby amended as follows:

                                   "ARTICLE FOUR

    (a) The aggregate number of shares of Common Stock which this corporation shall have authority to issue is 1,000,000,000 shares of Common Stock, par value $0.0001 per share ("Common Stock").

    (b) Upon the filing of these Articles of Amendment to the Articles of Incorporation with the Texas Secretary of State, each share of the Corporation's common stock, par value $0.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the filing hereof shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent one-xxxth of a validly issued, fully paid and non-assessable share of Common Stock. Any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence shall automatically be eliminated and, in lieu thereof, the holder thereof shall be entitled to receive a cash adjustment in respect of such fraction of a share in an amount based upon a value of the Common Stock equal to the product of xxx multiplied by the closing price of a share of the Old Common Stock on the last trading day immediately preceding the date of the filing hereof as reported by The Nasdaq Stock Market. Each certificate which theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in the previous sentences; provided, however, that each person holding of record a stock certificate or certificates which represented a share of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled."

                                 ARTICLE THREE

    The amendment to the Articles of Incorporation was adopted by a vote of the shareholders of the corporation on April 26, 2000.

                                  ARTICLE FOUR

    The number of shares of the corporation outstanding at the time of such adoption was 523xxxxxxxx; and the number of shares entitled to vote thereon was 410,112,375.

    The designation and number of shares of each class or series entitled to vote thereon as a class or series were as follows:

                                           NUMBER OF SHARES OUTSTANDING
           CLASS OR SERIES                     AND ENTITLED TO VOTE
-------------------------------------  -------------------------------------
                None

                                  ARTICLE FIVE

    The number of shares voted for such amendment was XXXXXXXX and the number of shares voted against such amendment was xxxxxxxxx.

    The number of shares of each class or series entitled to vote as a class or series voted for or against such amendment as follows:

                                NUMBER OF SHARES VOTED
                       -----------------------------------------
   CLASS OR SERIES             FOR                 AGAINST
---------------------          ---                 -------
        None

                                  ARTICLE SIX

    The effective date of this amendment shall be            , 2000.

Dated the xxxth day of          , 2000.

    (to be effective               )

                                          7-ELEVEN, INC.

                                        By:_____________________________________
                                          Name and Title:
                                          ________________________
                                                          Vice President

    For EDGAR Version only:

    On the outside back cover of the Proxy Statement of 7-Eleven, Inc. there is a map of the intersection of North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to Cityplace Center.

PROXY                                                                      PROXY

                                7-ELEVEN, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS -- APRIL 26, 2000

The undersigned appoints Clark J. Matthews, II, Bryan F. Smith, Jr. and Carol S. Hilburn, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of 7-Eleven, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc.
to be held on April 26, 2000 and at any adjournments thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR Proposals No. 2 and 3. The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item 4.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                7-ELEVEN, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[                                                                              ]


                                                             For all,
                                                             except
                                                             Nominee(s)
                                                     For All written
1. ELECTION OF DIRECTORS-Nominees:      For Withheld Except  in below
   Masatoshi Ito; Toshifumi Suzuki;     / /    / /    / /    ___________________
   Clark J. Matthews, II;                                    Nominee(s) Excepted
   Yoshitami Arai; Masaaki Asakura;
   Timothy N. Ashida; Jay W. Chai;
   Gary J. Fernandes; Masaaki Kamata;
   James W. Keyes; Kazuo Otsuka;
   Asher O. Pacholder; Nobutake Sato.

2. Ratification of the appointment      For  Against  Abstain
   of the accounting firm of            / /    / /      / /
   PricewaterhouseCoopers LLP, as
   independent auditors of the Company
   for 2000.

3. Approval of Articles of Amendment    For  Against  Abstain
   to the Company's Second Restated     / /    / /      / /
   and Amended Articles of
   Incorporation to effect a reverse
   split of the Company's common stock.

4. Other Business. In their discretion,
   the proxies are authorized to vote
   upon such other matters as may
   properly come before the meeting or
   any adjournments thereof.

   If you plan to attend the meeting    / /
   in person, please mark this oval


   SIGNATURE(S) __________________________ DATE _____________

   SIGNATURE(S) __________________________ DATE _____________

   Date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as an administrator, executor, trustee, attorney, guardian, corporate officer, or in any other capacity, please give full title as such. Receipt of 1999 Annual Report and March xx, 2000 Notice and Proxy Statement is hereby acknowledged.